Exhibit 99.1

PRESS RELEASE

MONDAY, FEBRUARY 25, 8:05 AM EASTERN TIME

SOURCE: Zenascent, Inc.

 ZENASCENT, INC. SIGNS AMENDED AND RESTATED AGREEMENT TO MERGE WITH ONE OF THE
      WORLD'S MOST SUCCESSFUL BOXING PROMOTERS, CEDRIC KUSHNER BOXING, INC.


         MERGER WITH CEDRIC KUSHNER BOXING WOULD ACCELERATE SUCCESS IN
                         SPORTS ENTERTAINMENT INDUSTRY

     NEW YORK - (BUSINESS WIRE) - FEB. 25, 2002 - Zenascent, Inc. (the "Company") (OTC BB: ZENA) has announced that it has entered into an Amended and Restated Agreement and Plan of Merger (the "Restated Merger Agreement") with Cedric Kushner Boxing, Inc. ("CKB") and certain other parties. The Company will merge with what is considered one of the most successful boxing promotional organizations in the world. The Company had announced on August 2, 2001 that it entered into a merger agreement with CKB. Such agreement is amended and restated in its entirety by the Restated Merger Agreement.

     Pursuant to the Restated Merger Agreement, CKB will merge with a wholly-owned Delaware corporation subsidiary of the Company, with CKB being the surviving corporation (the "Merger"). The Company has met all of its pre-Merger financial obligations to CKB. In the Merger, the Company will acquire 100% of the capital stock of CKB in exchange for the issuance to the stockholders of CKB of securities of the Company constituting approximately 68% of the fully-diluted common equity of the Company. Within thirty days following the Merger, the Company is obligated to raise an additional $500,000 (the "Post-Merger Financing Amount"). If the Company does not raise all or a portion of the Post-Merger Financing Amount, the stockholders of CKB will be entitled to receive up to an additional 23% of the outstanding capital stock of the Company (the "Post-Merger Financing Shares"). The Company believes that it will raise the Post-Merger Financing Amount and does not expect that the Post-Merger Financing Shares will be issued.

     The Company reports that its Board of Directors and management will resign upon the consummation of the Merger and will be replaced with CKB's management and a Board of Directors that will consist of four (4) persons designated by the stockholders of CKB and one (1) person designated by the Company's present Board of Directors. CKB, through its wholly owned subsidiary, Cedric Kushner Promotions, Ltd., is engaged in the business of promoting boxing events. In addition, prior to the Merger, CKB intends to acquire a related entity, Big Content, Inc., a Delaware corporation ("Big Content"), that produces boxing-based television programming. The acquisition of Big Content by CKB is a condition to the Merger.

     The surviving corporation will continue the existing businesses conducted by CKB. Except as contemplated by the Merger, the stockholders of CKB have no material relationship with the Company or its affiliates. The amount of the consideration to be paid in the Merger was determined by arm's length negotiations between the Company and the CKB stockholders.

     "We feel that this [merger with CKB] will expedite our success as we launch our business transition toward premier sports and entertainment promotion," said Steven Angel, the Company's Executive Vice President. "We look forward to a strong and healthy relationship with CKB as we commence our efforts together," he added.

     "With the sporting spotlight on our champions, we feel our position is at the forefront of the international boxing community," added Jim DiLorenzo, CKB's President. "In addition to the continued success of all our fighters, we look forward to our collaboration with Zenascent in strengthening our already very solid position within the boxing promotion business, as well as any new ventures we undertake," he concluded.

ABOUT CEDRIC KUSHNER BOXING

     CKB promotes world champion and top contender boxers including #1 IBF Heavyweight Contender Chris Byrd. In addition to its representation and promotion efforts, the agency also produces and syndicates world championship boxing events for distribution worldwide. A steady program supplier to the world's leading television networks, including HBO, ESPN, and EuroSport, the company promotes televised events from venues all around the world.

     With a roster rich in world champions and a track record that includes having promoted approximately 300 world championship bouts, CKB is at the forefront of the international boxing business. CKB, formed in 1974 by promoter Cedric Kushner, originally achieved prominence in the field of rock-'n-roll music and is now one of the most active promoters of championship bouts worldwide. In addition to its North American business, CKB is the foremost American-based promoter of boxing in Europe and Africa. CKB is an acknowledged leader in packaging premier boxing shows for the global television marketplace, through its television arm, the Cedric Kushner Sports Network (CKSN).

     This release is covered under the "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Certain information included in this release that are not historical facts are forward looking statements that involve a number of known and unknown risks and uncertainties, including, but not limited to, these companies' ability to successfully implement a strategy of continued growth. Each of these companies' actual results, performance or achievements may differ materially from any future performance or achievements expressed or implied in any forward-looking statement.

                                        ###

Contact:
Zenascent, Inc.
New York
Steven Angel
Executive Vice President
212-594-8146